Exhibit 10.6

PAVMED INC.

420 Lexington Avenue, Suite 300

New York, New York 10170

                        ________ __, 2015

HCFP LLC

420 Lexington Avenue

New York, New York 10170

Gentlemen:

This letter agreement will confirm the understanding between PAVmed Inc. (“Company”), a Delaware corporation with offices at 420 Lexington Avenue, Suite 300, New York, New York 10170, and HCFP LLC, a Delaware limited liability company with offices at 420 Lexington Avenue, New York, New York 10170 (“Affiliate”), under which Affiliate will provide certain services (“Services”) to the Company as set forth herein.

Affiliate will make available to the Company the services of Richard J. Salute, Affiliate’s Chief Financial Officer, to serve, in accordance with the Company’s bylaws, as the Company’s Chief Financial Officer (“CFO”). Mr. Salute shall report to the Company’s Chief Executive Officer (“CEO”) and Board of Directors (“Board”), including the audit committee thereof. As CFO, Mr. Salute shall perform and provide such services as are customarily provided by chief financial officers of similarly situated companies or which the Board or the CEO reasonably delegates to him.

Through Mr. Salute or otherwise, Affiliate will provide such other services as reasonably requested by the Company, including but not limited to providing financial and accounting resources for assistance in complying with Section 404 of the Sarbanes-Oxley Act of 2002, business development, corporate development, corporate governance, financial advisory and consulting services.

In consideration of the provision of the Services hereunder, the Company shall pay Affiliate a monthly fee of $15,000 commencing upon the consummation of the Company’s initial public offering (“IPO”). Additionally, Affiliate shall be entitled to recover all direct, out of pocket costs and other expenses incurred by Affiliate or Mr. Salute in connection with providing the Services; provided, however, that all amounts in excess of $500 shall require prior approval from the Company acting through the CEO or the Board.

The Company agrees to indemnify and hold harmless Affiliate from and against any and all losses, claims, damages or liabilities, including reasonable legal fees (collectively, “Losses”), suffered or incurred by Affiliate in connection with or as a result of the provision of the Services hereunder (except to the extent that any such Losses result from the gross negligence or bad faith of Affiliate performing the Services). Affiliate agrees to indemnify the Company for Losses incurred by it as a result of the gross negligence or bad faith of Affiliate in performing the Services.

This agreement will commence upon consummation of the IPO and will be in effect for one year and thereafter shall be automatically renewed for successive one year periods; provided, however, that this agreement shall automatically terminate if Mr. Salute ceases to serve as the CFO and either party may terminate this agreement for any other reason upon 30 days’ prior written notice to the other party.

Please indicate your acceptance by signing this letter in the space provided below.

PAVMED INC.

By:
Name: Title:

ACCEPTED AND AGREED TO:

HCFP LLC

By:
Name: Title: